Exhibit (h)(6)

INTERMEDIARY AGREEMENT

This Intermediary Agreement (the “Agreement”) is effective as of December 5, 2012, and is made by and between Wilmington Trust Retirement and Institutional Services Company (the “Intermediary”), and GMO Series Trust (the “Series Trust”), on behalf of the portfolios identified on Schedule A (each a “Fund” and collectively, the Funds”).

WITNESSETH

WHEREAS, Intermediary desires to facilitate, either directly or in conjunction with a record keeper or other service provider appointed by its employee benefit plan customers or sponsor of those plans, the offer and sale of shares of the Funds identified on Schedule A (“Shares”), including Shares of any and all classes thereof, and/or to provide services to shareholders of the Funds.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, Series Trust and Intermediary agree as follows:

I.	APPOINTMENT. Subject to the Series Trust’s right, without prior notice, to suspend or terminate the sale of Shares, Intermediary desires to make the Shares available to certain employee-benefit plans for which Intermediary acts as trustee, custodian or agent (“Customers”) and the Series Trust will confirm transactions in accordance with the terms and conditions set forth in this Agreement. Intermediary agrees to facilitate the offer and sale of Shares in accordance with the terms of the then-current prospectus(es), including any supplements or amendments thereto, of each Fund as provided to Intermediary (“Prospectus”). For purposes of clarification, the term Prospectus includes a “Summary Prospectus” as defined in Rule 498 of the Securities Act of 1933, as amended (“1933 Act”).

A.	Intermediary will be deemed to be an independent contractor and neither it nor any of its employees or agents shall have any authority to act in any matter or in any respect as agent for the Funds or for the Series Trust except as agent for the limited purpose of facilitating the offer and sale of Shares as set forth herein. Intermediary will not act as an “underwriter” or “distributor” of Shares, as those terms are used in the Investment Company Act of 1940, as amended (the “1940 Act”), the 1933 Act, and the rules and regulations promulgated thereunder.

B.	Either party to this Agreement may appoint one or more qualified agents to act on its behalf, but such party shall remain primarily liable to the other party for the acts or omissions of any such agent.

C.	The Customers in question are for all purposes under this Agreement Intermediary’s customers and not Series Trust’s customers. The Series Trust shall execute Intermediary’s transactions for each Customer only upon Intermediary’s authorization; it being understood in all cases that:

1.	Intermediary is acting as the agent for the Customer;

2.	As between Intermediary and the Customer, the Customer will have beneficial ownership of the securities;

3.	Each transaction is initiated solely upon the direction of the Customer;

4.	Each transaction shall be executed by the Series Trust only upon receipt of directions from Intermediary acting as agent for Customer;

5.	Each transaction is for the account of the Customer and not for Intermediary’s account;

6.	Intermediary will have the full right, power and authority to effect transactions (including without limitation, placing any purchase and redemptions) in Shares on behalf of all Customers with any transfer agent of the Funds as such term is defined in the Prospectus (the “Transfer Agent”); and

7.	Intermediary acknowledges and understands that the Series Trust may offer more than one class of Shares as described in the applicable Prospectus. As between Series Trust and Intermediary, Intermediary shall be responsible for determining the appropriate Share class for a Customer, to the extent required by applicable law and in accordance with its fiduciary responsibilities as written in the agreements with Customers.

II.	SERVICES. The Intermediary will undertake certain recordkeeping, administrative or shareholder support services (“Services”) for Customers who may from time to time beneficially own Shares of the Funds. In performing the Services, the Intermediary will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in its business, or any of its personnel) as may be reasonably necessary or beneficial in order to provide such Services to Customers. The Services provided by Intermediary may include one or more of the following services:

A.	Establishing and maintaining accounts and records relating to Customers that invest in Shares;

B.	Processing dividend and distribution payments from the Fund on behalf of Customers;

C.	Providing information periodically to Customers showing their positions in Shares and integrating such statements with those of other transactions and balances in Customers’ accounts serviced by Intermediary;

D.	Arranging for bank wires;

E.	Responding to Customer inquiries relating to the Services provided by Intermediary;

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F.	Responding to routine inquiries from Customers concerning their investment in Shares;

G.	Providing sub-accounting with respect to Shares beneficially owned by Customers;

H.	To the extent required by applicable law and in accordance with its fiduciary responsibilities as written in the agreements with Customers, forwarding shareholder communications from the Fund (such as Prospectuses, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers;

I.	Assisting in processing purchase, exchange and redemption requests from Customers and in placing such requests with the Transfer Agent;

J.	Assisting Customers in changing dividend options, account designations and addresses;

K.	Providing Customers with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; and

L.	Providing such other similar services as the Series Trust may reasonably request to the extent that the Intermediary is permitted to do so under applicable statutes, rules, or regulations, and pursuant to its agreement with its Customers.

III.	ORDER HANDLING

A.	NSCC. All transactions will be processed through the systems and subject to the standard procedures of the National Securities Clearing Corporation (“NSCC”) unless otherwise agreed to between the parties.

B.	Prospectus. The parties will process all transactions for the purchase, exchange or redemption of Shares only in accordance with the terms and conditions of the Prospectus.

C.	Net Asset Value. Series Trust, or its agent, will furnish, or cause to be furnished, to Intermediary for each business day that the New York Stock Exchange is open for business and a Fund’s net asset value is determined (“Business Day”): (i) net asset value information for each Fund as of the latest time at which a Fund’s net asset value is calculated as specified in such Fund’s Prospectus (“Close of Trading”); and (ii) in the case of Funds which pay a daily dividend, the latest daily accrual or interest rate factor (mil rate). Series Trust shall use reasonable efforts to provide the information set forth in (i) and (ii) above to Intermediary by 7:00 p.m. Eastern Time on such Business Day.

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D.	Orders. Intermediary, as agent of Series Trust, shall receive orders for the purchase, exchange and redemption of Shares (“Orders”). If such Orders are received by Intermediary prior to the Close of Trading on a Business Day, they shall be treated as having been received by Series Trust on such Business Day. If such Orders are received by Intermediary after Close of Trading on a Business Day, they shall not be treated as having been received by Intermediary or Series Trust on such Business Day and will be submitted to the NSCC for processing such that the order’s effective date is the next available Business Day.

E.	Instructions. On the basis of such Orders, Intermediary shall process and transmit to Series Trust via the NSCC instructions (“Instructions”). Intermediary shall only transmit Instructions which are derived from Orders authorized by Customers and received prior to the Close of Business in accordance with Section D above. Such Instructions shall specify (i) either the number of Shares or the dollar amount of any such Order, (ii) the applicable Fund (s) and (iii) the Business Day on which the Order was received by Intermediary. Intermediary will not present Instructions for any conditional purchase Orders and Intermediary understands that no conditional Orders will be accepted by the Series Trust or any Fund. Intermediary agrees that Instructions for purchase Orders placed by Intermediary will be made only for the purpose of covering purchase Orders already received from Customers and that Intermediary will not make purchases for any securities dealer or broker. Intermediary will submit Instructions based on Orders promptly upon the receipt of Orders and will not withhold any Instruction or Order so as to profit therefrom.

Intermediary shall process and transmit Instructions by 7:00 a.m. Eastern Time of the Business Day next following the Business Day on which the Order was received by Intermediary. If such Instructions for an Order of Shares of the Funds are received by Series Trust after 7:00 a.m. Eastern Time of the Business Day next following the Business Day on which the Order was received by Intermediary, Intermediary shall be responsible for any direct claim, demand, loss, expense or cause of action suffered by Series Trust or the Funds, or affiliates of either, to the extent that the Series Trust’s failure to receive Instructions by 7:00 a.m. was due to the action or inaction of Intermediary.

Series Trust will execute Instructions for Orders for purchase of Shares at net asset value calculated as of the Close of Trading on the Business Day on which the Order was received by Intermediary (“NAV”) without sales charge (and without the payment of a sales commission). Series Trust will execute Instructions for Orders for redemption of Shares at NAV without sales charge minus any applicable redemption fee. All purchase Orders submitted by Intermediary are subject to acceptance or rejection in the Series Trust’s sole discretion.

F.	Confirmations. Series Trust will provide Intermediary (i) a confirmation with respect to each Order no later than 2:00 p.m. E.T. on the Business Day following the date on which the Order is deemed to be received by Series Trust; and (ii) such other reports as may be reasonably requested by Intermediary. To the extent they are received from Series Trust, Intermediary agrees to send confirmations of Orders to Customers as required by Rule 10b-10 of the Securities Exchange Act of 1934 Act or obtain the consent of Customers to suppress delivery of confirmations.

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IV.	SETTLEMENT

A.	For trades placed manually, payment for purchases of Shares made by wire order from Intermediary shall be made directly to the Series Trust’s Transfer Agent, as per the Prospectus instructions. If such payment is not received at the customary or required time for settlement of the transaction, Intermediary understands that the Series Trust reserves the right, without notice, forthwith, to cancel the sale, and, to the extent that such failure to receive timely payment was due to Intermediary’s action or inaction, Intermediary may be held responsible for any reasonable direct loss suffered by the Fund or Series Trust resulting from the failure to receive timely payment.

B.	On the settlement date of each transaction, Intermediary on behalf of Customers will remit the full purchase price, and Customer will be credited with an investment in the Shares of the Fund equal to such purchase price.

C.	Intermediary further agrees to obtain or cause to be obtained from each Customer to whom Intermediary facilitates the sale of Shares any taxpayer identification number certification required by Section 3406 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

V.	COMPENSATION.

A.	For the Services provided by Intermediary under this Agreement, Series Trust shall pay Intermediary a 12b-l Service Fee at the annual rate and frequency set forth on Schedule A.

B.	Series Trust’s payment of 12b-l Service Fees is pursuant to the terms set forth in each applicable Fund’s Prospectus and related Rule 12b-l plan (“Rule 12b-l Plan”) established pursuant to Rule 12b-l under the 1940 Act. Series Trust will pay such 12b-l Service Fee due to Intermediary within thirty (30) days of its receipt of Intermediary’s invoice, and shall pay any amounts due for Services provided up to the termination date, if any, of this Agreement. Notwithstanding the forgoing, Intermediary acknowledges that any 12b-l Service Fee compensation paid to it will only derive from applicable amounts paid to the Series Trust from the applicable Fund. The Intermediary also acknowledges and agrees that the Series Trust shall not be responsible for the payment of any such fee unless and until the Series Trust has received such fee from the applicable Fund, and the Intermediary agrees to waive payment of such fee unless and until the Series Trust has received payment from the applicable Fund.

VI.	SALES LOADS AND BREAKPOINTS. Series Trust acknowledges that Intermediary does not wish to be paid a sales load or similar sales commissions.

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VII.	REPRESENTATIONS AND WARRANTIES.

A.	Series Trust and Intermediary each represent and warrant the following:

1.	It is a corporation, limited liability company, partnership, national association or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

2.	The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action and all other authorizations and approvals (if any) required for the lawful execution and delivery of this Agreement and its performance hereunder have been obtained.

3.	Upon execution and delivery of this Agreement it will constitute a valid and binding agreement, enforceable in accordance with its terms.

4.	It, or a designated agent, is either (i) registered as a broker-dealer with the U.S. Securities and Exchange Commission and a member in good standing of the FINRA or (ii) exempt under federal and state securities laws from registration as a broker or dealer.

5.	It has been duly authorized by proper corporate action to enter into this Agreement and to perform obligations hereunder, evidence of which corporate action shall be properly maintained and made part of its corporate records.

6.	If it is exempt under federal and state securities laws from registration as a broker or dealer, it possesses the legal authority to perform the services contemplated by this Agreement without violating applicable law, and this Agreement shall automatically terminate in the event it no longer possesses such authority.

7.	It will abide by all the rules and regulations of the SEC and FINRA that are applicable to its performance hereunder, including, without limitation, NASD Rule 2830 of FINRA, or successor FINRA rule, all of which are incorporated herein as if set forth in full. It further represents and warrants that it will materially comply with all state and federal laws and the rules and regulations of authorized regulatory agencies that are applicable to its performance hereunder, including, without limitation, rules and regulations generally affecting the sale or distribution of mutual fund shares or classes of such shares.

8.

To the extent it engages one or more third parties (including any of its affiliates or designees) to act as subcontractor(s) or agent(s) to perform its obligations under this Agreement, it represents it has determined that each such party is capable of performing such obligations, and it maintains policies and procedures reasonably designed to ensure that such parties

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perform such obligations in accordance with the terms of this Agreement and applicable law. All references to a party in this Agreement shall be deemed to be a reference to such party and any such party’s relevant subcontractors and agents.

B.	Intermediary represents and warrants the following:

1.	It will not facilitate the offer or sale of Shares in any state or jurisdiction in which it may not lawfully make such offer due to the fact that Intermediary has not registered under, or is not exempt from, the applicable registration or licensing requirements of such state or jurisdiction.

2.	If applicable, Intermediary acknowledges that Series Trust may be required under any applicable Rule 12b-l Plan to provide to the Board of the Fund, and the Board will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In such case, Intermediary agrees to furnish Series Trust with such information as may reasonably be requested (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with Series Trust in connection with preparation of reports to the Board of Directors concerning this Agreement and the monies paid or payable by Series Trust pursuant hereto, as well as any other reports or filings that may be required by law.

3.	The receipt of fees by the Intermediary as provided for in this Agreement will not, to the best of the Intermediary’s knowledge, constitute a “prohibited transaction” under Section 406 of the Employee Retirement Income Security Act of 1974 (“ERISA”) or Section 4975 of the Code. To the extent required by law, Intermediary shall disclose fees received pursuant to this Agreement.

VIII.	BLUE SKY. Intermediary agrees not to facilitate the purchase of Fund Shares on behalf of Customers if it is informed by Series Trust that Fund Shares may not be sold in the state or jurisdiction in which such Customer is located. As between Intermediary and Series Trust, Series Trust shall be responsible for the registration or qualification of the Fund Shares and for informing Intermediary as to which states or jurisdictions permit the sale of Fund Shares. Series Trust shall have no obligation or responsibility to make Shares available for sale to Customers in any jurisdiction.

IX.	PROSPECTUS DELIVERY AND OTHER SHAREHOLDER COMMUNICATIONS

A.

Series Trust shall deliver, or cause to be delivered, to Intermediary without charge copies of the prospectus and SAI, with any supplements currently in effect, all annual and interim reports and current shareholder reports of the Fund, and materials relating to the Funds and prepared by or on behalf of Series Trust, the

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Fund or its investment adviser, custodian, Transfer Agent or dividend disbursing agent, in order to enable Intermediary to fulfill its duties and obligations under this Agreement. Intermediary agrees, to the extent required by applicable law and in accordance with its fiduciary responsibilities as written in the agreements with Customers, at its expense to deliver or cause to be delivered to each person to whom it facilitates such offer or sale, at or prior to the time of completion of such sale, a copy of such reports and materials.

B.	Intermediary may not publish any advertisement or distribute sales literature or other written material to the public which makes reference to Series Trust or any Fund (except material which Series Trust has furnished to Intermediary) without Series Trust’s prior written approval, and except as provided in Section XIII herein.

X.	RECORDKEEPING. To the extent required by applicable law, Intermediary shall maintain and preserve all records to be maintained and preserved in connection with its performance under this Agreement. Upon reasonable request, Intermediary shall promptly make such records available to the Series Trust to the extent that the same shall not violate the provisions of ERISA. Series Trust shall treat the information as strictly confidential and shall take such steps as are reasonably necessary to protect its confidentiality and prevent unauthorized disclosure or use of such information. Series Trust acknowledges and agrees that Intermediary will only provide such information that it is permitted to provide without Customer consent under applicable laws, rule and regulations. If Intermediary holds Shares as record owner for its Customers, it will be responsible for maintaining all necessary books and records which reflect their beneficial ownership of Shares, which records shall specifically reflect that Intermediary is holding Shares as agent, custodian or nominee for Customers.

XI.	STANDARD OF CARE/LIMITATIONS OF LIABILITY.

A.	No party shall be liable for any loss suffered by another party in connection with the performance of any obligations and duties under this Agreement except to the extent that the loss resulted from that first party’s own willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by that first party’s own reckless disregard thereof (“Standard of Care”).

B.	Each party shall have the duty to mitigate damages for which another party may become responsible.

C.	Except for a breach of Section XIII, Privacy, Confidentiality and Use of Names, herein, notwithstanding anything in this Agreement to the contrary, in no event shall any party, its affiliates and subsidiaries, or its directors, trustees, officers, employees agents or subcontractors be liable to another party hereto or any third parties under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, incidental, indirect or consequential damages, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether any party or other third party has been advised of the possibility of such damages.

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D.	Notwithstanding anything in this Agreement to the contrary, no party shall be liable for damages (including without limitation damages caused by delays, failure, errors, interruptions or losses of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation, the following events: acts of God; action or inaction of civil or military authority; national emergencies; market closures, bank closures or temporary suspension of banking business; suspension of trading on national stock exchanges; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party. The non-performing party shall use reasonable efforts to prevent or remove such causes of non-performance and continue performance hereunder with reasonable dispatch when such causes are removed.

XII.	INDEMNIFICATION.

A.	Intermediary agrees to indemnify, defend and hold harmless the Series Trust and its affiliates (including all officers, trustees, directors, employees and agents thereof) (a “Fund Indemnified Party”) from and against any and all direct claims, losses, demands, liabilities or expenses (including reasonable attorney’s fees) of any sort or kind (collectively “Losses”) which may be asserted against a Fund Indemnified Party for which a Fund Indemnified Party may be held liable in connection with Intermediary’s responsibilities under this Agreement to the extent such Losses resulted from the Intermediary’s failure to meet its Standard of Care (defined in Section XI above); provided, however, that Intermediary will not be liable for indemnification hereunder to the extent that such Losses result from the Series Trust’s failure to meet its Standard of Care (as defined in Section XI above). All expenses which Intermediary incurs in connection with Intermediary’s activities under this Agreement shall be borne by Intermediary.

B.

Series Trust agrees to indemnify, defend and hold harmless the Intermediary and its affiliates (including all officers, trustees, directors, employees and agents thereof) (an “Intermediary Indemnified Party”) from and against any and all Losses which may be asserted against an Intermediary Indemnified Party for which an Intermediary Indemnified Party may be held liable in connection with this Agreement to the extent such Losses resulted from the Series Trust’s failure to meet its Standard of Care (as defined in Section XI above); provided, however, that Series Trust will not be liable for indemnification hereunder to the extent that such Losses result from the Intermediary’s failure to meet its Standard of Care (as defined in Section XI above). Series Trust further agrees to indemnify each Intermediary Indemnified Party from and against any and all Losses resulting from any untrue statements or alleged untrue statements of any material fact (a) contained in the Prospectus, SAI, shareholder reports, proxy statements and

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related materials and performance information (collectively “Prospectus and Performance Information”) provided to Intermediary pursuant to this Agreement or otherwise by the Series Trust or a Fund (b) contained in the sales literature or other promotional material for the Funds (or any amendment or supplement to any of the foregoing) (collectively “Sales Literature”) provided by or approved in writing by the Series Trust, or a Fund, or (c) arising out of or based upon the omission or the alleged omission to state in the Prospectus and Performance Information or Sales Literature a material fact required to be stated therein or necessary to make the statements therein not misleading. All expenses that Series Trust incurs in connection with Series Trust’s activities under this Agreement shall be borne by Series Trust.

C.	If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereto with respect to which such party (“Indemnified Party”) may make a claim against any other party hereto (“Indemnifying Party”) pursuant to this Section, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. The failure of the Indemnified Party to notify promptly the Indemnifying Party will relieve the Indemnifying Party of its indemnity obligation with respect to that action, suit or proceeding to the extent that such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel reasonably satisfactory to the Indemnified Party, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

XIII.	PRIVACY, CONFIDENTIALITY, and USE OF NAMES.

A.	Each party agrees to comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to (as applicable) the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq.

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B.	Each party acknowledges that the terms and conditions of this Agreement and all non-public, proprietary information, data or know-how of the other party (“disclosing party”) including, but not limited to, personal customer information which is disclosed to it (“receiving party”) by the disclosing party or is otherwise obtained by the receiving party, its affiliates, agents or representatives during the term of this Agreement is “Confidential Information.” Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the disclosing party. Each party will use commercially reasonable efforts in a manner fully consistent applicable federal, state and international laws and regulations to hold in confidence a disclosing party’s Confidential Information.

C.	Each party acknowledges that any Confidential Information and any “Non-Public Personal Information,” as the term is defined in Regulation S-P that may be disclosed hereunder is disclosed for the specific purpose of rendering or obtaining services pursuant to this Agreement and agrees that it will not disclose any Confidential Information or Non-Public Personal Information to any third party without the prior written consent of the disclosing party except: (i) to the extent required to carry out its obligations set forth in this Agreement; (ii) as otherwise required by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over the disclosing party provided that such disclosure is made only after reasonable notice to the party whose information is being disclosed unless prohibited from doing so by either applicable law or the terms of the request (e.g., a subpoena specifying no disclosure of the subpoena).

D.	Any materials, regardless of the medium, proposed by or on behalf of a party or its affiliates, and using the other parties’ names and /or logos, shall be submitted in advance for approval, and shall not be used or disseminated in any manner without the other parties’ prior express written consent, except that the Intermediary may include the name of a Fund or the Series Trust in connection with a general listing of investment options available to its customers and potential customers.

E.	The provisions found in this Section will survive any expiration or termination of the Agreement.

XIV.	ANTI-MONEY LAUNDERING. Each party represents and warrants that it has adopted an anti-money laundering program that is reasonably designed to comply with the Bank Secrecy Act, as amended by the USA PATRIOT Act and any future amendments, the rules and regulations under the Bank Secrecy Act, and the related rules, regulations, and regulatory guidance of the SEC, the Treasury Department’s Office of Foreign Assets Control, or any other applicable self-regulatory organization (collectively, “AML Rules and Regulations”), as applicable to the party’s performance under this Agreement. Each party will, upon reasonable written request, but not more than once each year, certify that it complies with the AML Rules and Regulations.

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XV.	SHAREHOLDER INFORMATION (RULE 22c-2)

A.	Agreement to Provide Information. Intermediary agrees to provide to the Series Trust, upon written request of the Series Trust, the Taxpayer Identification Number (“TIN”), Individual/International Taxpayer Identification Number (“ITEM”) or other government-issued identifier (“GII”), if known, of any or all Shareholders of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every transaction of Shares held through an omnibus account maintained by Intermediary during the period covered by the request. Series Trust acknowledges and agrees that Intermediary will only provide such information (e.g., TINs, etc.) to the Series Trust regarding a Shareholder that Intermediary is permitted to provide without Shareholder consent under applicable laws, rules and regulations. If Intermediary is required by law to obtain Shareholder consent in order to provide certain information to the Series Trust, Intermediary will notify the Series Trust and use reasonable efforts to obtain such consent.

1.	Period Covered by Request. Requests must set forth a specific period, within the term of this Agreement, not to exceed ninety (90) days from the date of the request, for which transaction information is sought. The Series Trust may request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

2.	Form and Timing of Response. Intermediary agrees to provide, promptly upon request of the Series Trust, the requested information specified in XV. A If requested by the Series Trust, Intermediary agrees to use best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in A is itself an intermediary (“Indirect Intermediary”) and, upon further request of the Series Trust, promptly either (i) provide (or arrange to have provided) the information set forth in XV.A for those Shareholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, Shares issued by the Fund. Intermediary additionally agrees to inform the Series Trust whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Series Trust should be consistent with the NSCC Standardized Data Reporting Format or another industry standardized data reporting format.

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3.	Limitations on Use of Information. The Series Trust agrees not to use or allow the use of the information received pursuant to this Section XV.A for any purpose other than to comply with Rule 22c-2, and other applicable laws, rules and regulations, to the extent that the same shall not violate the provisions of the ERISA. The Series Trust shall treat the information as strictly confidential and shall take such steps as are reasonably necessary to protect its confidentiality and prevent unauthorized disclosure or use of such information.

B.	Agreement to Restrict Trading. Intermediary agrees to execute written instructions from the Series Trust to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Series Trust as having engaged in transactions of the Fund’s Shares (directly or indirectly through an account with Intermediary) that violate policies established by the Intermediary for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

1.	Form of Instructions. Instructions to restrict or prohibit trading must include the Shareholder(s)’ TIN, ITIN or GII, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GII is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. The instructions also shall provide a brief written explanation specifying how the Shareholder’s trading activity and/or a failure to provide information requested pursuant to Section XV.A of this Agreement violated the Fund’s market timing or other abusive trading policies that the Intermediary may provide to the Shareholder.

2.	Timing of Response. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by Intermediary.

3.	Confirmation. Intermediary will provide written confirmation to the Series Trust that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

C.	Definitions. For purposes of this Section:

1.	The term “written” includes electronic writings and facsimile transmissions.

2.	The term “purchase” does not include the automatic reinvestment of dividends.

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3.	The term “promptly” as used in this Section shall mean as soon as practicable but in no event later than ten (10) business days from the Intermediary’s receipt of the request for information from the Series Trust.

4.	The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name.

XVI.	MISCELLANEOUS

A.	Amendment. Agreement may not be amended or modified except in writing, executed by both parties. Notwithstanding the foregoing, Schedule A may be amended from time to time for the sole purpose of adding or removing a Fund by written notice from Series Trust to Intermediary. Intermediary’s submission, and Series Trust’s acceptance, of Instructions for an Order to purchase, redeem or exchange shares of a Fund after receipt of such amendment shall represent Intermediary’s acknowledgment and acceptance of such amendment provided that no amendment will impair Intermediary’s right to receive fees as accrued with respect to Fund shares sold prior to the amendment.

B.	Termination. Any party may terminate this Agreement at any time by written notice to the others 60 days prior to the termination date, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. This Agreement may be terminated with respect to a Fund or a class of Shares thereof at any time, without payment of any penalty, by vote of a majority of the Directors who are not “interested persons” (as defined in the 1940 Act), or by vote of a majority of the class of Shares of such Fund for which services are provided hereunder, on not more than sixty 60 days’ written notice. Without limiting the foregoing, any party may terminate this Agreement (i) at any time by giving thirty (30) days’ written notice to the other parties in the event of a material breach of this Agreement by another party that is not cured during such 30 day period, and (ii) at any time as is required by law, order, or instruction by a court of competent jurisdiction or regulatory body with jurisdiction over the terminating party. Without limiting the foregoing, any provision hereof to the contrary notwithstanding, Series Trust’s expulsion from FINRA will automatically terminate this Agreement without notice. Intermediary shall be entitled to fees set forth in Exhibit A for services performed in accordance with this Agreement up to the effective time of termination.

C.	No Waiver. A party’s waiver of any breach of any provision of this Agreement will not be construed as a waiver of the provision or of the party’s right to enforce said provision thereafter. A party’s failure to terminate for any cause shall not constitute a waiver of that party’s right to terminate at a later date for any such cause.

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D.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign this Agreement nor any rights, privileges, duties or obligations hereunder without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of a party shall not constitute an assignment of this Agreement and, further provided, that any party may assign this Agreement to an entity controlling, controlled by or under common control with such party without the written consent of the other party.

E.	Notices. Any notice, request, demand, approval or other communication required or permitted under the terms of this Agreement, (except for correspondence between the parties related to operations in the ordinary course) shall be effective upon receipt, must be in writing addressed to the parties at the addresses set forth below, or other address subsequently specified by a party in writing, and must be delivered personally, sent via delivery by Federal Express or similar delivery service, or sent via registered mail with the U.S. Postal Service.

If to Series Trust:

Attn: DC Operations

40 Rowes Wharf

Boston, MA 02110

If to Intermediary:

Wilmington Trust Retirement and Institutional Services Company

Attn: Mutual Fund Services- Suite 900

2800 North Central Avenue

Phoenix, AZ 85004

F.	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same instrument.

G.	Governing Law. This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the state of Delaware.

H.	Survival. The representations and warranties of the parties and all obligations and responsibilities of the parties under this Agreement, including all payment obligations, as to periods through the date this Agreement is terminated, will survive the termination of this Agreement. Without limiting the foregoing, the provisions of Sections X, XI, XII, XIII, XV, and XVI B and G will continue to apply after termination of this Agreement.

I.	Effective Date and Entire Agreement. This Agreement shall become effective as of the date first noted above and constitutes the entire agreement and understanding between the parties hereto and supersedes all prior agreements between the parties, whether oral or written, relating to any subject covered by this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers as of the date first written above.

WILMINGTON TRUST RETIREMENT AND INSTITUTIONAL SERVICES COMPANY

By:	/s/ Kimberlee Montana

Name:	Kimberlee Montana

Title:	Vice President

Date:	December 5, 2012

GMO SERIES TRUST* on behalf of the Funds listed on Schedule A severally, and not jointly

By:	/s/ Heather Schirmer Mahoney
/s/ J.B. Kittredge 12/6/12

Name:	Heather Schirmer Mahoney

Title:	Vice President & Assistant Clerk

Date:	December 6, 2012

*	GMO Series Trust hereby represents that it is a Massachusetts business trust and that a copy of this Agreement and the Declaration of Trust of GMO Series Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. GMO Series Trust hereby provides notice that this Agreement is being executed on behalf of the Trustees of the GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series Notwithstanding the foregoing and for the avoidance of doubt, the parties acknowledge that GMO Series Trust is fully responsible for all of its obligations contained within this Agreement.

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Schedule A

List of Funds and Fees

FUND	Share Class	CUSIP #	12b-1 Fee
GMO Benchmark Free Allocation Series Fund R4	R4	380131417	25
GMO Benchmark Free Allocation Series Fund R5	R5	380131391	10
GMO Benchmark Free Allocation Series Fund R6	R6	380131383	0
GMO Core Plus Bond Series Fund R4	R4	380131649	25
GMO Core Plus Bond Series Fund R5	R5	380131631	10
GMO Core Plus Bond Series Fund R6	R6	380131623	0
GMO Developed World Stock Series Fund R4	R4	380131748	25
GMO Developed World Stock Series Fund R5	R5	380131730	10
GMO Developed World Stock Series Fund R6	R6	380131722	0
GMO Emerging Countries Series Fund R4	R4	380131672	25
GMO Emerging Countries Series Fund R5	R5	380131664	10
GMO Emerging Countries Series Fund R6	R6	380131656	0
GMO Foreign Fund Series Fund R4	R4	380131714	25
GMO Foreign Fund Series Fund R5	R5	380131698	10
GMO Foreign Fund Series Fund R6	R6	380131680	0
GMO Global Asset Allocation Series Fund R4	R4	380131441	25
GMO Global Asset Allocation Series Fund R5	R5	380131433	10
GMO Global Asset Allocation Series Fund R6	R6	380131425	0
GMO Global Equity Allocation Series Fund R4	R4	380131474	25
GMO Global Equity Allocation Series Fund R5	R5	380131466	10
GMO Global Equity Allocation Series Fund R6	R6	380131458	0
GMO International Bond Series Fund R4	R4	380131615	25
GMO International Bond Series Fund R5	R5	380131599	10
GMO International Bond Series Fund R6	R6	380131581	0
GMO International Core Equity Series Fund R4	R4	380131847	25
GMO International Core Equity Series Fund R5	R5	380131839	10
GMO International Core Equity Series Fund R6	R6	380131821	0
GMO International Equity Allocation Series Fund R4	R4	380131516	25
GMO International Equity Allocation Series Fund R5	R5	380131490	10

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FUND	Share Class	CUSIP #	12b-1 Fee
GMO International Equity Allocation Series Fund R6	R6	380131482	0
GMO International Growth Equity Series Fund R4	R4	380131771	25
GMO International Growth Equity Series Fund R5	R5	380131763	10
GMO International Growth Equity Series Fund R6	R6	380131755	0
GMO International Large/Mid Cap Value Series Fund R4	R4	380131813	25
GMO International Large/Mid Cap Value Series Fund R5	R5	380131797	10
GMO International Large/Mid Cap Value Series Fund R6	R6	380131789	0
GMO Quality Series Fund R4	R4	380131409	25
GMO Quality Series Fund R5	R5	380131508	10
GMO Quality Series Fund R6	R6	380131607	0
GMO U.S. Core Equity Series Fund R4	R4	380131102	25
GMO U.S. Core Equity Series Fund R5	R5	380131201	10
GMO U.S. Core Equity Series Fund R6	R6	380131300	0
GMO U.S. Equity Allocation Series Fund R4	R4	380131540	25
GMO U.S. Equity Allocation Series Fund R5	R5	380131532	10
GMO U.S. Equity Allocation Series Fund R6	R6	380131524	0
GMO U.S. Growth Series Fund R4	R4	380131870	25
GMO U.S. Growth Series Fund R5	R5	380131862	10
GMO U.S. Growth Series Fund R6	R6	380131854	0
GMO U.S. Intrinsic Value Series Fund R4	R4	380131706	25
GMO U.S. Intrinsic Value Series Fund R5	R5	380131805	10
GMO U.S. Intrinsic Value Series Fund R6	R6	380131888	0

Fees shall be calculated quarterly based on the average daily net assets in each account for the quarter. Intermediary shall provide Series Trust an invoice after the end of each quarter, and Series Trust shall make such fee payment to the Intermediary within 30 days of receipt of the invoice.

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